Exhibit 99.1

350 South Grand Avenue, Suite 5100 Los Angeles, CALIFORNIA 90071 Phone: 213 687-7700 www.rsac.com FAX: 213 687-8792

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com
RELIANCE STEEL & ALUMINUM CO. COMPLETES
ACQUISITION OF ENCORE GROUP
     Los Angeles, CA — February 5, 2007 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it completed as of February 1, 2007 its previously disclosed acquisition of the net assets and business of the Encore Group of metals service center companies (Encore Metals, Encore Metals (USA), Inc., Encore Coils, and Team Tube in Canada) headquartered in Edmonton, Alberta, Canada. Current management will remain in place and Encore Group will operate as a wholly owned subsidiary of Reliance. The acquisition was an all cash deal and will be immediately accretive to Reliance’s earnings. Terms were not disclosed.
     Encore was organized in 2004 in connection with the buyout by management and a private equity fund managed by HSBC Capital (Canada) Inc. of certain former Corus CIC and Corus America businesses. Encore specializes in the processing and distribution of alloy and carbon bar and tube, as well as stainless steel sheet, plate and bar and carbon steel flat-rolled products, through its 17 facilities located mainly in Western Canada. Encore’s net sales for the twelve months ended December 31, 2006 were approximately C$259 million.
     David H. Hannah, Reliance’s Chief Executive Officer, said, “We are very pleased to have completed this acquisition and are looking forward to working together with the Encore management team in growing the business. Encore’s emphasis on specialty long products in Western Canada adds further to our diversification strategy in a robust market area.” Don Dalgleish, President of Encore Group, said, “We believe this transaction is a very good fit for our two companies and we are excited about our contribution to future growth opportunities.”
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     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 160 locations in 37 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries.
     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2006 Fortune 100 Fastest Growing Companies List and the 2007 Forbes Platinum 400 List of America’s Best Big Companies. This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.
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